CONSENT OF INDEPENDENT ACCOUNTANTS
                            ____________________




To the Board of
Dreyfus Life and Annuity Index Fund, Inc.
(d/b/a Dreyfus Stock Index Fund):


We consent to the incorporation by reference in Post-Effective Amendment No. 10 to the Registration Statement of the Dreyfus Life and Annuity Index Fund, Inc., d/b/a Dreyfus Stock Index Fund on Form N-1A (File No. 33-27172) of our report dated February 11, 1998, on our audit of the financial statements and financial highlights of the Dreyfus Stock Index Fund.

We also consent to the reference to our Firm under the heading, "Condensed Financial Information" in the prospectus "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Accountant.



                                        Coopers & Lybrand L.L.P.


New York, New York
April 27, 1998